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Exhibit 10.31

REVOLVING CREDIT AGREEMENT

        THIS REVOLVING CREDIT AGREEMENT, dated as of July 26, 2002, is by and between AUGUST TECHNOLOGY CORPORATION, a Minnesota corporation (the "Borrower"), and EXCEL BANK MINNESOTA, a Minnesota state banking corporation (the "Bank").

RECITALS:

        A. The Borrower has requested that the Bank make available to the Borrower a revolving credit facility in an aggregate principal amount not to exceed $5,000,000 (the "Revolving Credit Facility").

        B. The Borrower will use the proceeds of advances under the Revolving Credit Facility to pay off existing indebtedness and for the Borrower's general working capital purposes.

AGREEMENTS:

        IN CONSIDERATION of the foregoing premises, and the mutual covenants set forth herein, the parties agree as follows:

  ARTICLE 1    DEFINITIONS AND ACCOUNTING TERMS

        Section 1.1    Defined Terms.    In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set out respectively after each (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

        Act of Bankruptcy:    With respect to any Person, if (i) the Person shall (1) be or become insolvent, or (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of the Person or of all or a substantial part of the Person's property, or (3) commence a voluntary case under any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding under the laws of any jurisdiction, or (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, or (5) admit in writing its inability to pay its debts as they mature, or (6) make an assignment for the benefit of its creditors; or (ii) a proceeding or case shall be commenced, without the application or consent of the Person, in any court of competent jurisdiction, seeking (1) the liquidation, reorganization, dissolution, winding up or the composition or adjustment of debts of the Person, (2) the appointment of a trustee, receiver, custodian or liquidator or the like of the Person or of all or any substantial part of the Person's property, or (3) similar relief in respect of the Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts.

        Affiliate:    Any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or any of its Subsidiaries, or (ii) five percent (5%) or more of the equity interest of which is held beneficially or of record by the Borrower or any of its Subsidiaries. Control for purposes of this definition means the possession, directly or indirectly, of the power to cause the direction of management and policies of a Person, whether through the ownership of voting securities or otherwise.

        Agreement:    This Revolving Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

        Borrowing Base:    At any time and subject to change from time to time in the Bank's discretion, an amount equal to (a) 80% of Eligible Receivables, plus (b) the lesser of (1) 25% of Eligible Inventory or (2) $1,000,000 (provided, however, that in no event shall the amount of Eligible Inventory included in the Borrowing Base exceed 20% of the total Borrowing Base).

        Borrowing Base Certificate:    The borrowing base certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank.

        Business Day:    Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which state banks are permitted to be open in Minneapolis, Minnesota.

        Capital Expenditure:    Any amount debited to the fixed asset account on the balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

        Capitalized Lease:    Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

        Code:    The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

        Collateral:    The collateral as defined in Section 5.1.

        Compliance Certificate:    The compliance certificate in such form as the Bank may require from time to time to be delivered by the Borrower to the Bank.

        Credit Party:    The Borrower, any guarantor of the Obligations, or any one or more of them.

        Default:    Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

        Eligible Inventory:    The dollar value of all raw materials and finished goods inventory held for sale or lease which are merchantable and not unsaleable or obsolete, owned solely by the Borrower that is at all times subject to a first priority perfected security interest in favor of the Bank and is not subject to any other Liens which the Bank deems to be Eligible Inventory. Without limiting the generality of the foregoing, Eligible Inventory shall not include work-in-process inventory. Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory. The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed in accordance with GAAP on a first in, first out basis and shall be determined from the Borrowing Base Certificate and supporting reports delivered to the Bank pursuant to this Agreement.

        Eligible Receivables:    The dollar value of any account receivable owing to the Borrower for services rendered or to be rendered or goods sold in the ordinary course of business that has been invoiced, or consistent with the Borrower's past practice will be invoiced, to its customer by the Borrower, is owned solely by the Borrower and is subject to a first priority perfected security interest in favor of the Bank at the time it comes into existence and continues to meet the same until it is collected in full and is not subject to any other Liens which the Bank deems to be an Eligible Receivable. Without limiting the generality of the foregoing, a receivable shall not be an Eligible Receivable if:

          (a)  it has been unpaid more than 90 days past the invoice date thereof or it is owed by an account debtor which has 10% or more of its receivables unpaid more than 90 days past the invoice date thereof;

          (b)  it is subject to any Lien, other than the security interest of the Bank;

          (c)  it is not a valid, legally enforceable obligation of the account debtor to the full extent of its amount;

          (d)  it is subject to any setoff, counterclaim, credit allowance, retainage, current claim against the warranty or adjustment by the account debtor thereunder, or to any claim by such account debtor denying liability thereunder in whole or in part, or such account debtor has refused to accept or has returned or offered to return any of the goods which are subject to such receivable;

          (e)  the account debtor is also a supplier or creditor of the Borrower, to the extent of any contra account;

          (f)    it did not arise in the ordinary course of the Borrower's business;

          (g)  any notice of the bankruptcy, insolvency or financial impairment of the account debtor thereunder has been received by the Borrower;

          (h)  it arose out of any contract or order which by its terms, forbids or makes void or unenforceable its assignment by the Borrower to the Bank;

          (i)    it is a receivable owing by (1) the United States government or any department, agency or other subdivision thereof (except to the extent that the Borrower complies with the Federal Assignment of Claims Act of 1940, as amended); (2) a Person located in any jurisdiction outside the United States or Canada; or (3) any Affiliate, shareholder or employee of the Borrower; or

          (j)    it relates to retainages or progress billings.

A receivable which is at any time an Eligible Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Receivable. The amount of Eligible Receivables shall be determined from the Borrowing Base Certificate and supporting reports delivered to the Bank pursuant to the terms of this Agreement.

        ERISA:    The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

        ERISA Affiliate:    Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

        Event of Default:    Any event described in Section 10.1.

        Federal Reserve Board:    The Board of Governors of the Federal Reserve System or any successor thereto.

        Financing Statements:    UCC-1 Financing Statements naming the Borrower as debtor and the Bank as secured party and describing the Collateral as the property covered thereby.

        GAAP:    Generally accepted accounting principles, consistently applied.

        Indebtedness:    Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services; (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations respecting Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement (i) the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, and (ii) the Indebtedness of any Person shall include the Indebtedness of any joint venture in which such Person is a joint venturer.

        Investment:    The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

        LIBOR Rate:    The "London Interbank Offered Rates (LIBOR)" for one month as published in the "Money Rates" column of The Wall Street Journal on the first Business Day of each month (or, if The Wall Street Journal ceases to publish a rate so designated, any similar successor rate as the Bank shall in good faith designate).

        Lien:    Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

        Loan Documents:    This Agreement, the Revolving Note, the Security Agreement, the Financing Statements, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Revolving Loans or any collateral for the Revolving Loans.

        Obligations:    The obligation of the Borrower: (a) to pay the principal of and interest on the Revolving Note in accordance with the terms hereof and thereof, and to satisfy all of the Borrower's other obligations to the Bank, whether hereunder or otherwise, whether now existing or hereafter incurred, matured or unmatured including without limitation the obligations pursuant to letters of credit, direct or contingent, joint or several, and including without limitation obligations to or credit from others in which the Bank has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Bank all amounts advanced by the Bank hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and (c) to pay all of the Bank's expenses and costs, together with the reasonable fees and expenses of its counsel in connection with the preparation and negotiation of this Agreement and other Loan Documents, and any amendments thereto and the documents required hereunder or thereunder, or any proceedings brought or threatened to enforce payment of any of the Obligations described in clauses (a) or (b) above.

        PBGC:    The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

        Permitted Lien:    Any Lien of a kind specified in paragraphs (a)-(f) of Section 9.11.

        Person:    Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

        Plan:    An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.

        Reportable Event:    A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

        Revolving Credit Expiration Date:    The date that first occurs: (i) April 30, 2004, or (ii) the date on which the Revolving Credit Facility is terminated pursuant to Section 10.2.

        Revolving Credit Facility:    The revolving credit facility under which the Bank may make loans to the Borrower in accordance with Article 2 and the Revolving Note up to an aggregate principal amount at any one time outstanding not to exceed to the lesser of (a) the Borrowing Base or (b) $5,000,000.

        Revolving Interest Rate:    The annual rate of interest equal to the LIBOR Rate, as in effect on the date hereof and as the same may adjust monthly, plus 2.25%. The Revolving Interest Rate shall automatically adjust on the first Business Day of each month in the event there has been any change in the LIBOR Rate. Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Bank, the Revolving Interest Rate shall, at the election of the Bank, be that rate of interest that would otherwise be then in effect plus 2.0%. The Bank may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.

        Revolving Loans:    Any loans made by the Bank to the Borrower under the Revolving Credit Facility.

        Revolving Note:    That certain Revolving Note dated the date hereof executed by the Borrower and made payable to the order of the Bank in the original principal amount of $5,000,000, as it may be amended, modified, supplemented, restated or replaced from time to time.

        Security Agreement:    That certain Security Agreement, dated the date hereof, executed by the Borrower, and delivered to the Bank, as it may be amended, modified, supplemented, restated or replaced from time to time.

        Subordinated Debt:    Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent that the Bank has approved in writing prior to the date hereof or prior to the creation of such Indebtedness.

        Subsidiary:    Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

        Tangible Net Worth:    As of any date of determination, the total of all assets appearing on the balance sheet of the Borrower, prepared in accordance with GAAP, after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization) minus all Indebtedness of the Borrower; excluding, however, from the determination of total assets: (i) memberships, trademarks, trade names, service marks, copyrights, patents, licenses, organization expenses, research and development expenses and other similar intangibles; (ii) all prepaid expenses, (iii) all deferred charges and unamortized debt discount; (iv) treasury stock; (v) securities that are not readily marketable; (vi) any write-up in the book value of any assets subsequent to December 31, 2001; (vii) amounts due from directors, officers, employees and Affiliates; and (viii) goodwill.

        Trade Accounts Payable:    The trade accounts payable of any Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

        Section 1.2    Accounting Terms and Calculations.    Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Articles 8 and 9 hereof) shall be made in accordance with GAAP consistently applied.

        Section 1.3    Other Definitional Terms.    The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided.

  ARTICLE 2    TERMS OF LENDING

        Section 2.1    Revolving Credit Facility.    Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Bank agrees to make Revolving Loans to the Borrower under this Section 2.1 from time to time from the date hereof until the Revolving Credit Expiration Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all outstanding loans under this Section 2.1 shall not exceed the amount of the Revolving Credit Facility at any time. If, at any time, or for any reason, the principal amount outstanding under the Revolving Loan exceeds the Revolving Credit Facility, the Borrower shall immediately pay to the Bank, in cash, the amount of such excess.

        Section 2.2    Borrowing Procedures.    Each time the Borrower desires to obtain a loan under the Revolving Credit Facility pursuant to Section 2.1, such request shall be in writing (which may be by telecopy) or by telephone, and must be given so as to be received by the Bank not later than 11:00 a.m., Minneapolis time, on the date of the requested advance. Each request for a Revolving Loan shall specify (i) the borrowing date (which shall be a Business Day), and (ii) the amount of such Loan. Any request for a Revolving Loan shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Revolving Loan, which constitutes a Default or an Event of Default, and that the Borrower's representations and warranties contained in Article 7 are true and correct as of the date of the Revolving Loan as though made on and as of such date. Unless the Bank determines that any applicable condition specified in Article 6 has not been satisfied, the Bank shall make the amount of the requested advance available to the Borrower at the Bank's principal office in Edina, Minnesota, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the date requested. The Borrower shall be obligated to repay all advances the Bank reasonably determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

        Section 2.3    The Revolving Note.    The obligation of the Borrower to repay any and all Revolving Loans made under Section 2.1 shall be evidenced by the Revolving Note of the Borrower, in form and substance acceptable to the Bank, in the amount of $5,000,000 and dated as of the date of this

Agreement. The Bank shall enter in its records the amount of each advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

  ARTICLE 3    INTEREST AND COSTS

        Section 3.1    Interest on Revolving Loan.    The unpaid principal amount of the Revolving Loan shall bear interest at the Revolving Interest Rate.

        Section 3.2    Computation.    Interest on the Revolving Note shall be computed on the basis of actual days elapsed and a year of 360 days.

        Section 3.3    Payment Dates.    Interest accruing on the Revolving Note shall be due and payable as specified in such Note.

        Section 3.4    Increased Costs.    If, as a result of any generally applicable law, rule, regulation, treaty or directive, or any generally applicable change therein or in the interpretation or administration thereof, or compliance by the Bank with any generally applicable request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

          (a)  any tax, duty or other charge with respect to the Revolving Note or the Revolving Credit Facility is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Revolving Loans (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

          (b)  any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

          (c)  any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

          (d)  any other condition affecting this Agreement, the Revolving Loans or the Revolving Credit Facility is imposed on the Bank or the relevant funding markets;

and the Bank reasonably and in good faith determines that, by reason thereof, the cost to the Bank of making or maintaining the Revolving Loans or the Revolving Credit Facility is increased, or the amount of any sum receivable by the Bank hereunder or under the Revolving Note is reduced;

then, the Borrower shall pay to the Bank upon demand (which demand shall include sufficient evidence thereof) such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction. Determinations by the Bank for purposes of this Section 3.5 of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank may use any reasonable averaging, attribution and allocation methods.

        Section 3.5    Late Fees.    In the event that any interest is not paid within 10 days after the due date thereof, the Borrower shall pay to the Bank upon demand a late charge equal to 5% of such overdue amount or $5.00, whichever is greater. This late charge is in addition to any default rate of interest that may be imposed.

        Section 3.6    Closing Fee.    The Borrower shall pay the Bank a closing fee in the amount of $6,250, which will be due and payable upon execution of this Agreement.

        Section 3.7    Compensating Balance Shortfall Fee.    The Borrower agrees to maintain average collected balances in an aggregate amount of at least $2,500,000 in one or more depository products at the Bank (excluding any amounts swept to third party accounts) (the "Minimum Deposit Amount"). In the event that the aggregate of the average collected balances of the Borrower's depository products at the Bank falls below the Minimum Deposit Amount in any quarter, then the Borrower shall pay to the Bank a compensating balance shortfall fee in an amount equal to 0.50% per annum of such shortfall amount. Any compensating balance shortfall fee shall be calculated by the Bank and billed to the Borrower quarterly in arrears, and such amount shall be payable upon receipt of the bill.

  ARTICLE 4    PAYMENTS AND PREPAYMENTS

        Section 4.1    Repayment.    Principal of the Revolving Loan shall be due and payable as specified in the Revolving Note.

        Section 4.2    Optional Prepayments.    The Borrower may prepay the Revolving Loan in whole or in part at any time without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid.

        Section 4.3    Accelerated Payments.    Upon the occurrence of an Event of Default and the acceleration of the Revolving Note, pursuant to and as permitted by Section 10.2, the Revolving Note and all other Obligations, shall be immediately due and payable as provided in Section 10.2 and in the Revolving Note.

        Section 4.4    Payments.    Payments and prepayments of principal of, and interest on, the Revolving Note and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Bank in Edina, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

        Section 4.5    Debits; Advances.    The Bank is hereby authorized to pay accrued interest on the Revolving Note, the principal of the Revolving Note, any and all other amounts due and payable under the Loan Documents, and any checks presented for payment, by debiting any account of the Borrower at the Bank or by making one or more advances under the Revolving Loan, all without further authorization of the Borrower.

  ARTICLE 5    COLLATERAL SECURITY

        Section 5.1    Composition of the Collateral.    The property in which a security interest is, or is intended to be, granted pursuant to this Agreement, the Security Agreement, or any other Loan Document and the provisions of Section 5.2 is herein collectively called the "Collateral." The Collateral, together with all the Borrower's other property of any kind held by the Bank, shall stand as one general, continuing collateral security for all of the Obligations, and may be retained by the Bank until all Obligations have been satisfied in full, and the Revolving Credit Facility has terminated.

        Section 5.2    Rights in Property Held by the Bank.    As security for the prompt satisfaction of all Obligations, the Borrower hereby assigns, transfers and sets over to the Bank all of its right, title and interest in and to, and grants to the Bank a lien on and a security interest in, any amounts which may be owing from time to time by the Bank to the Borrower in any capacity, including, but without limitation, any balance or share belonging to the Borrower of any deposit or other account with the Bank, which lien and security interest shall be independent of any right of setoff which the Bank may have.

        Section 5.3    Priority of Liens.    The liens as provided for under this Agreement, the Security Agreement and the other Loan Documents shall be first and prior liens.

        Section 5.4    Financing Statements.    The Borrower will authorize, execute and deliver such security agreements, assignments, and UCC-1 financing statements (including amendments thereto and continuation statements thereof) in form satisfactory to the Bank as the Bank may specify and will pay or reimburse the Bank for all costs of filing or recording the same in such public offices as the Bank may designate, and take such other steps as the Bank shall direct, including the noting of the Bank's lien on the chattel paper or any vehicle certificates of title, in order to perfect the Bank's interest in the Collateral.

  ARTICLE 6    CONDITIONS PRECEDENT

        Section 6.1    Conditions of Initial Loan.    The obligation of the Bank to make the initial Revolving Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the conditions precedent set forth in Section 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date hereof or such other date as is satisfactory to the Bank:

          (a)  The Revolving Note, duly executed by the Borrower.

          (b)  The Security Agreement, and any other security or pledge agreements as may be necessary to grant the Bank a first priority perfected security interest in all of the Borrower's assets, duly executed by the Borrower.

          (c)  The Financing Statements, duly executed, if necessary, by the Borrower.

          (d)  A certificate of good standing issued by the Minnesota Secretary of State's office respecting the Borrower (and certificates of good standing from other jurisdictions where the Borrower conducts business).

          (e)  A copy of the Borrower's Articles of Incorporation certified by the Minnesota Secretary of State's office.

          (f)    A Secretary's Certificate certifying (1) a copy of the Bylaws of the Borrower with all amendments thereto, (2) a copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (3) the names, titles, and signatures of the officers of the Borrower authorized to execute the Loan Documents and to request advances hereunder.

          (g)  Copies of the policies of insurance or other evidence acceptable to the Bank in its absolute discretion showing that the insurance required by the Security Agreement and the other Loan Documents is in full force and effect.

          (h)  A pre-funding collateral audit in form and substance, and conducted by auditors/appraisers, acceptable to the Bank in its sole discretion.

          (i)    A Borrowing Base Certificate duly executed by the Borrower.

          (j)    Such other documents or instruments as the Bank may request to consummate the transaction contemplated hereby.

        Section 6.2    Conditions Precedent to all Loans.    The obligation of the Bank to make any Revolving Loan hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for a Revolving Loan shall be deemed a written certification that such conditions precedent have been satisfied):

          (a)  Before and after giving effect to such Loan, the representations and warranties contained in Article 7 shall be true and correct, as though made on the date of such Loan; and

          (b)  Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

          (c)  The Borrower shall have delivered to the Bank a Borrowing Base Certificate duly executed by the Borrower.

  ARTICLE 7    REPRESENTATIONS AND WARRANTIES

        To induce the Bank to enter into this Agreement, and to grant the Revolving Credit Facility and to make Revolving Loans hereunder, the Borrower represents and warrants to the Bank:

        Section 7.1    Organization, Standing, Etc.    The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to carry on its businesses as now conducted, to enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrower is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, and where the failure to so qualify could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower. The Borrower holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business.

        Section 7.2    Authorization and Validity.    The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and the Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

        Section 7.3    No Conflict; No Default.    The execution, delivery and performance by the Borrower of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles of Incorporation or Bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower, other than Liens in favor of the Bank and Permitted Liens. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

        Section 7.4    Government Consent.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

        Section 7.5    Financial Statements and Condition.    The Borrower's financial statements as of March 31, 2002, as heretofore furnished to the Bank, fairly present the financial condition of the Borrower as at such date and the results of its operations and changes in financial position for the period then ended. As of the dates of such financial statements, the Borrower has not had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since March 31, 2002, no event has occurred that could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

        Section 7.6    Litigation.    There are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower, could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

        Section 7.7    Contingent Payments or Liabilities.    Except as disclosed in the financial statements described in Section 7.5, the Borrower does not have any contingent payments or liabilities which are material to the Borrower.

        Section 7.8    Compliance.    The Borrower is in compliance with all statutes and governmental rules and regulations applicable to it.

        Section 7.9    Environmental, Health and Safety Laws.    There does not exist any violation by the Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or which would require a material expenditure by the Borrower to cure. The Borrower has not received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

        Section 7.10    ERISA.    Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

        Section 7.11    Regulation U.    The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

        Section 7.12    Ownership of Property: Liens.    The Borrower has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower in the financial statements of the Borrower referred to in Section 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower is subject to a Lien, except for Permitted Liens.

        Section 7.13    Taxes.    The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.

        Section 7.14    Licenses and Infringement.    The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted. There does not exist and there is no reason to anticipate that there may exist, any liability to the Borrower with respect to any claim of infringement regarding any franchise, patent, copyright, trademark or trade name possessed or used by the Borrower.

        Section 7.15    Investment Company Act.    The Borrower is not an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

        Section 7.16    Public Utility Holding Company Act.    The Borrower is not a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 7.17    Subsidiaries.    The Borrower does not have any Subsidiaries, other than August Technology International, LLC, a Minnesota limited liability company, and August Technology Limited, a UK corporation.

        Section 7.18    Partnerships and Joint Ventures.    The Borrower is not a partner (limited or general) in any partnerships and the Borrower is not a joint venturer in any joint ventures.

        Section 7.19    Completeness of Disclosures.    No representation or warranty by the Borrower contained herein or in any other Loan Document, or in any certificate or other document furnished heretofore or concurrently with the signing of this Agreement or any other Loan Document by the Borrower to the Bank in connection with the transactions contemplated hereunder or under any other Loan Document, contains any untrue statement of a material fact or omits to state a material fact which would prevent or materially inhibit the Borrower from performing this Agreement or any other Loan Document according to its terms.

        Section 7.20    Survival of Representations.    All of the representations and warranties set forth in the immediately preceding subsections shall survive until all the Obligations shall have been satisfied in full, and the Revolving Credit Facility has been terminated.

Each of the foregoing warranties and representations shall be deemed to be repeated and reaffirmed on and as of the date any Revolving Loan is made hereunder by the Bank to the Borrower pursuant to Article 2.

  ARTICLE 8    AFFIRMATIVE COVENANTS

        From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will do all of the following and will cause each Subsidiary, if any, to do all of the following:

        Section 8.1    Financial Statements and Reports.    Furnish to the Bank:

          (a)  As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower's Annual 10-K Report as filed with the Securities and Exchange Commission, which Report shall contain an unqualified opinion of the Borrower's independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, along with a Compliance Certificate signed by the Borrower's Chief Financial Officer.

          (b)  As soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, the Borrower's Quarterly 10-Q Report as filed with the Securities and Exchange Commission, which Report shall contain an unqualified opinion of the Borrower's independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank, along with a Compliance Certificated signed by the Borrower's Chief Financial Officer.

          (c)  As soon as available and in any event within 30 days after the end of each month in which any amounts were outstanding under the Revolving Credit Facility, a Borrowing Base Certificate (along with an aging of the Borrower's accounts receivable, and a listing of the Borrower's inventory) signed by the Borrower's Chief Financial Officer.

          (d)  As soon as available and in any event prior to 60 days before the start of any fiscal year, annual projections of the Borrower's business for such fiscal year, as approved by the Borrower's board of directors, and in form and substance acceptable to the Bank.

          (e)  Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          (f)    Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower which are material to the operations of the Borrower, or (ii) which will or threatens to impose a material liability on the Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.

          (g)  From time to time, such other information regarding the business, operation and financial condition of any Credit Party as the Bank may reasonably request.

        Section 8.2    Financial Covenants.

          (a)  Maintain its ratio of current assets to current liabilities at all times equal to or greater than 2.0 to 1.0.

          (b)  Maintain its Tangible Net Worth at all times equal to or greater than $22,000,000.

          (c)  Maintain its ratio of total Indebtedness to Tangible Net Worth at all times equal to or less than 0.50 to 1.0.

        Section 8.3    Corporate Existence.    Maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary. Without limiting the generality of the foregoing, the Borrower will maintain all of its certificates, permits, licenses and agreements of any kind or nature necessary to the operation of its business in full force an effect and in good standing.

        Section 8.4    Insurance.    Maintain with financially sound and reputable insurance companies such insurance in such amounts and against such risks as is reasonably requested by the Bank or as may be required by law or as may be customary in the case of reputable corporations engaged in the same or similar business and similarly situated, including, without limitation, property, hazard, fire, wind, hail, theft, collapse, comprehensive general public liability, and business interruption insurance, and worker's compensation or similar insurance. The Borrower shall furnish to the Bank full information and written evidence as to the insurance maintained by the Borrower or any Subsidiary. All policies shall contain the insurer's promise not to cancel the policy without 30 days prior written notice to the Bank at its address set forth below. All policies shall name the Bank as an additional insured or lender loss payee, as appropriate, as its interests may appear.

        Section 8.5    Payment of Taxes and Claims.    File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as its title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in accordance with GAAP. In addition, and without limitation, promptly pay all Trade Accounts Payable.

        Section 8.6    Inspection; Collateral Audits.    Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, and to conduct such collateral audits and appraisals, at such times and intervals as the Bank may designate. The expenses of the Bank for such visits, inspections, examinations, audits and appraisals shall be at the expense of the Borrower.

        Section 8.7    Maintenance of Properties.    Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

        Section 8.8    Books and Records.    Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

        Section 8.9    Compliance.    Comply with the requirements of all applicable state and federal laws, and of all rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

        Section 8.10    ERISA.    Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

        Section 8.11    Environmental Matters.    Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could reasonably be expected to have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Loan Documents.

        Section 8.12    Notice of Litigation.    Promptly provide written notice to the Bank of all litigation, arbitration or mediation proceedings, and of all proceedings by or before any court or governmental or regulatory agency affecting any Credit Party, describing the nature thereof and the steps being taken with respect to such proceeding.

        Section 8.13    Notice of Default.    Promptly provide written notice to the Bank of any Default or Event of Default, describing the nature thereof and what action the Borrower proposes to take with respect thereto.

        Section 8.14    Accounts.    Maintain the Borrower's primary operating and depository account(s) at the Bank.

  ARTICLE 9    NEGATIVE COVENANTS

        From the date of this Agreement and thereafter until the Revolving Credit Facility is terminated or expires and the Obligations have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrower will not do any of the following and the Borrower will not cause or allow any of its Subsidiaries, if any, to do any of the following:

        Section 9.1    Merger.    Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

        Section 9.2    Sale of Assets.    Sell, transfer, assign, lease or otherwise convey all or any part of its assets (whether in one transaction or in a series of transactions) to any Person other than in the ordinary course of business.

        Section 9.3    Purchase of Assets.    Purchase or lease or otherwise acquire any right, title or interest in or to, any real or personal property not directly related to or necessary in connection with its present operations.

        Section 9.4    Plans.    Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any of its properties, revenues or assets or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $50,000.

        Section 9.5    Change in Nature of Business.    Make any material change in the nature of its business as carried on at the date hereof.

        Section 9.6    Subsidiaries, Partnerships, Joint Ventures.    Do any of the following: (a) form or acquire any corporation which would thereby become a Subsidiary, except that the Company may form or acquire one or more Subsidiaries provided that the total amount of assets in such Subsidiaries does not exceed $500,000; or (b) form or enter into any partnership as a limited or general partner or into any joint venture; without the prior written consent of the Bank which will not be unreasonably withheld.

        Section 9.7    Other Agreements.    Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit it from granting, or otherwise limit its ability to grant, to the Bank any Lien on any of its assets or properties; or (b) be violated or breached by its performance of its obligations under the Loan Documents.

        Section 9.8    Restricted Payments.    Either: (a) purchase or redeem or otherwise acquire for value any shares of its stock, declare or pay any dividends or distributions thereon, make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any of its shares of stock or set aside any funds for any such purpose; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any of its Indebtedness that is subordinated in right of payment to the Obligations (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

        Section 9.9    Investments.    Acquire for value, make, have or hold any Investments, except:

          (a)  Investments outstanding on the date hereof and listed on Schedule 9.9;

          (b)  direct obligations of the United States of America;

          (c)  extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

          (d)  commercial paper issued by U.S. corporations rated "A-1" by Standard & Poor Corporation or "P-1" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers' acceptances are fully insured by the Federal Deposit Insurance Corporation);

          (e)  the currently outstanding $500,000 note receivable from Excelerate Technology, Ltd.; and

          (f)    other Investments in an aggregate amount not to exceed $1,000,000.

        Section 9.10    Indebtedness.    Create, incur, issue, assume or suffer to exist any Indebtedness, except:

          (a)  the Obligations;

          (b)  Indebtedness outstanding on the date hereof and listed on Schedule 9.10;

          (c)  Trade Accounts Payable;

          (d)  any Subordinated Debt;

          (e)  Indebtedness to Semiconductor Technology & Instruments in an amount not to exceed $3,000,000 incurred in connection with the planned acquisition as previously disclosed to the Bank; and

          (f)    Indebtedness in an amount not to exceed $500,000 per year to finance Capital Expenditures permitted under the first sentence of Section 9.16.

        Section 9.11    Liens.    Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

          (a)  Liens in favor of the Bank;

          (b)  Liens existing on the date of this Agreement and disclosed on Schedule 9.11;

          (c)  Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of its business;

          (d)  Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5;

          (e)  Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 8.5; and

          (f)    Liens in connection with the acquisition of Capital Expenditures as permitted under Section 9.16, provided that such liens attach only to the property being acquired if the Indebtedness secured thereby is permitted under Section 9.10 and does not exceed 100% of the fair market value of such property at the time of acquisition thereof.

        Section 9.12    Contingent Payments or Liabilities.    Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

        Section 9.13    Unconditional Purchase Obligations.    Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

        Section 9.14    Transactions with Affiliates.    Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to it than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

        Section 9.15    Use of Proceeds.    Permit any proceeds of the Revolving Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

        Section 9.16    Capital Expenditures.    Pay or incur, or commit to pay or incur, any Capital Expenditures during any calendar year which exceed $3,000,000 in the aggregate without the prior written consent of the Bank which will not be unreasonably withheld. Notwithstanding the foregoing, the Borrower may consummate the planned acquisition of Semiconductor Technology & Instruments and the capitalization of inventory for engineering purposes, all upon the terms and conditions previously disclosed to the Bank.

  ARTICLE 10    EVENTS OF DEFAULT AND REMEDIES

        Section 10.1    Events of Default.    The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a)  The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of, or interest on, the Revolving Note or any fee or other amount required to be made to the Bank pursuant to the Loan Documents; or

          (b)  Any representation or warranty made or deemed to have been made by or on behalf of the Borrower in the Loan Documents or on behalf of the Borrower in any certificate, statement, report or other writing furnished by or on behalf of the Borrower to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified; or

          (c)  The Borrower shall fail to comply with Section 8.1 or Section 8.2 hereof or any Section of Article 9 hereof; or

          (d)  Any Credit Party shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 10.1); or

          (e)  An Act of Bankruptcy shall occur with respect to any Credit Party; or

          (f)    A judgment or judgments for the payment of money in excess of the sum of $50,000 in the aggregate shall be rendered against any Credit Party and such Credit Party shall not pay or discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (g)  Any property of any Credit Party (including, without limitation, the Collateral) shall be garnished or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of 30 days during which execution is not effectively stayed; or

          (h)  The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $50,000, or the institution by the PBGC of steps to terminate any Plan; or

          (i)    The maturity of any Indebtedness of any Credit Party (other than Indebtedness under this Agreement) owed to the Bank, or the maturity of any indebtedness of any Credit Party in an aggregate amount equal to or greater than $50,000 owed to others, shall be accelerated, or any Credit Party shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing or permitting (any required notice having been given and grace period having expired) the Bank or the holder of any such Indebtedness in such aggregate amount or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

          (j)    The Borrower or any Subsidiary shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due or notice of any state or federal tax lien shall be filed or issued.

        Section 10.2    Remedies.    If (a) any Event of Default described in Section 10.1(e) shall occur, the Revolving Credit Facility shall automatically terminate and the outstanding unpaid principal balance of the Revolving Note, the accrued interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Revolving Credit Facility to be terminated, whereupon the Revolving Credit Facility shall terminate, and (ii) declare that the outstanding unpaid principal balance of the Revolving Note, the accrued and unpaid interest thereon and all other obligations of the Borrower to the Bank under the Loan Documents to be forthwith due and payable, whereupon such Revolving Note, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without further demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Revolving Note to the contrary notwithstanding. In addition, upon any Event of Default, the Bank may exercise all rights and remedies under any other instrument, document or agreement between the Borrower and the Bank, and enforce all rights and remedies under any applicable law, including without limitation the rights and remedies available upon default to a secured party under the Uniform Commercial Code as adopted in the State of Minnesota, including, without limitation, the right to take possession of the Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Bank at a place to be designated by the Bank which is reasonably convenient to both parties.

        Section 10.3    Offset.    In addition to the remedies set forth in Section 10.2, the Bank or any other holder of any Note may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of such Note, against the Indebtedness then owed by the Borrower to the Bank. Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank's rights of banker's lien, offset, or counterclaim, which right the Borrower hereby grants to the Bank.

  ARTICLE 11    MISCELLANEOUS

        Section 11.1    Waiver and Amendment.    No failure on the part of the Bank or the holder of any Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under any Note shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of any Note to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

        Section 11.2    Expenses and Indemnities.    Whether or not any Loan is made hereunder, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs, and fees and expenses of legal counsel) in connection with the preparation of the Loan Documents. After the execution and delivery of this Agreement, the Borrower agrees to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including fees and expenses of legal counsel) in connection with any amendment, modification, interpretation, collection and enforcement of the Loan Documents. The Borrower agrees to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrower agrees to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of instructions for making Revolving Loans or disbursing the proceeds thereof. The obligations of the Borrower under this Section 11.2 shall survive any termination or expiration of the Revolving Credit Facility and payment in full of the Obligations.

        Section 11.3    Notices.    Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from a first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Bank under Article 2 hereof shall be deemed to have been given only when received by the Bank. If notice to the Borrower of any intended disposition of the Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given at least ten calendar days prior to the date of intended disposition or other action.

        Section 11.4    Successors.    This Agreement shall be binding on the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank, and the successors and assigns of the Bank. The Borrower shall not assign its rights or duties hereunder without the written consent of the Bank.

        Section 11.5    Participations and Information.    The Bank may sell participation interests in any or all of the Revolving Loans and in all or any portion of the Revolving Credit Facility to any Person. The Bank may furnish any information concerning the Borrower in the possession the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

        Section 11.6    Severability.    Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 11.7    Captions.    The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

        Section 11.8    Entire Agreement.    This Agreement and the Revolving Note, and the other Loan Documents, embody the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

        Section 11.9    Counterparts.    This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

        Section 11.10    Governing Law.    The validity, construction and enforceability of this Agreement and the Revolving Note shall be governed by the internal laws of the State of Minnesota, without giving effect to conflict of laws principles thereof.

        THE PARTIES HERETO have caused this Revolving Credit Agreement to be executed as of the date first above written.

AUGUST TECHNOLOGY CORPORATION
By:
Title:
4900 West 78th Street Bloomington, MN 55435 Attention: Jeff O'Dell Telephone: (952) 820-0080 Fax: (952) 820-0060
EXCEL BANK MINNESOTA
By:
Title:	Vice President
5050 France Avenue Edina, MN 55410 Attention: Mr. Ryan McKinney Telephone: (952) 836-3152 Fax: (952) 836-3140

List of Schedules (TO BE COMPLETED BY THE BORROWER)
9.9	Existing Investments
9.10	Existing Indebtedness
9.11	Existing Liens

COMPLIANCE CERTIFICATE

        I,                        , the Chief Financial Officer of August Technology Corporation, a Minnesota corporation (the "Borrower"), acting on behalf of the Borrower under that certain Revolving Credit Agreement dated July 26, 2002 (as amended from time to time, the "Agreement"), hereby certify to Excel Bank Minnesota (the "Bank") as follows (all capitalized terms used herein have the meanings given to them in the Agreement):

        As of the Borrower's (quarter ended) (fiscal year ended)                        , 200  , the following amounts and ratios were true and correct:

1.	Current Ratio
	a.	Current assets	$
	b.	Current liabilities	$
	c.	Actual Current Ratio (a to b)	$
	d.	Minimum Current Ratio (Section 8.2(a))		2.0 to 1.0
2.	Tangible Net Worth
	a.	Total net worth	$
	b.	Goodwill	$
	c.	Due from Affiliates	$
	d.	Prepaid expenses	$
	e.	GAAP intangibles	$
	f.	Actual Tangible Net Worth (a — b — c — d — e)	$
	g.	Minimum Tangible Net Worth (Section 8.2(b))		$22,000,000
3.	Indebtedness to Tangible Net Worth
	a.	Total Indebtedness	$
	b.	Actual Tangible Net Worth (from 2.f. above)	$
	c.	Actual Indebtedness to Tangible Net Worth (a to b)		to 1.0
	d.	Maximum Indebtedness to Tangible Net Worth (Section 8.2 (c))		0.50 to 1.0
4.	Capital Expenditures
	a.	Capital Expenditures during year to date	$
	b.	Maximum Capital Expenditures during year (Section 9.16)		$3,000,000

        As of the date of this Certificate, no event has occurred which constitutes a Default or an Event of Default, each as defined in the Agreement.

Dated: , 200	Signature of the Chief Financial Officer of August Technology Corporation

BORROWING BASE CERTIFICATE
(DATED:                        )

        I,                        , the Chief Financial Officer of August Technology Corporation, a Minnesota corporation (the "Borrower"), acting on behalf of the Borrower under that certain Revolving Credit Agreement dated July 26, 2002 (as amended from time to time, the "Agreement"), hereby certify to Excel Bank Minnesota (the "Bank") as follows (all capitalized terms used herein have the meanings given to them in the Agreement):

        As of the close of business on                        , 200            , the Borrowing Base and the unpaid principal balance of the Revolving Note were as follows:

1.	Accounts Receivable		$(1)
2.	Less: Ineligibles
	Over 90 days past invoice date	$
	10% rule	$
	Contra Accounts	$
	Government & Foreign	$
	Affiliates/shareholders/employees	$
	Retainages, progress billings, other	$
	Total Ineligibles		$(2)
3.	Eligible Receivables (Line 1 minus Line 2)		$(3)
4.	80% of Line 3		$(4)
5.	Inventory		$(5)
6.	Less: Ineligibles (WIP, other ineligibles)		$(6)
7.	Eligible Inventory (Line 5 minus Line 6)		$(7)
8.	25% of Line 7		$(8)
9.	Lesser of Line 8 or $1,000,000		$(9)
10.	Pre-Borrowing Base (Line 4 plus Line 9)		$(10)
11.	20% of Line 10		$(11)
12.	Lesser of Line 9 or Line 11		$(12)
13.	Borrowing Base (Line 4 plus Line 12)		$(13)
14.	Revolving Credit Facility (lesser of $5,000,000 or Line 13)		$(14)
15.	Unpaid Principal Balance of Revolving Note		$(15)
16.	Availability (or Shortfall) (Line 14 minus Line 15)		$(16)

        Attached hereto is an aging of the Borrower's accounts receivable as of the date hereof, and an aging of the Borrower's inventory as of the date hereof.

        As of the date of this Certificate, no event has occurred which constitutes a Default or an Event of Default, each as defined in the Agreement.

Dated: , 200	Signature of the Chief Financial Officer of August Technology Corporation

QuickLinks

  Exhibit 10.31
REVOLVING CREDIT AGREEMENT
COMPLIANCE CERTIFICATE
BORROWING BASE CERTIFICATE (DATED: )